Exhibit 10.10

ERADICATING DISEASE THROUGH CAPITAL INVESTMENT

The Directors

Glucose Biosensor Systems (Greater China) Pty Ltd

Level 9, 85 Castlereagh Street

Sydney NSW, 2000

Australia

9 July 2019

Dear Directors

Confirmation of Financial Support

In order for the directors of Glucose Biosensor Systems (Greater China) Holdings, Inc. and its controlled entities("the Group"), to be in a position to support the use of the going concern basis in preparing the financial report of the Group, which means that the Group is expected to be able to pay its debts as and when they fall due and continue in operation without any intention or necessity to liquidate or otherwise wind up its operations, we hereby give assurance to the directors and officers of the Group of the firm intention of iQX Limited (being one of the ultimate holding entities) and its subsidiaries, to financially support the Group in the future, as follows:

●	iQX Ltd hereby acknowledge to the directors of the Group that:
●	iQX Ltd accepts responsibility of providing and undertakes to provide sufficient financial assistance to the Group in relation to operating obligations as and when it is needed to enable the Group to continue its operations;

This financial assistance includes

●	IQX Ltd not seeking repayment of any intercompany loans or balances due from the Group except to the extent that funds become available; and
●	The guarantee is irrevocable for at least 12 months from the date of signing of the financial reports to 30 June 2019. iQX Ltd and the Group both undertake to fully invoke the provisions of this agreement in the event that the financial support from the guarantor is required.

Signed for and behalf of iQX Ltd

/s/ Dr George Syrmalis

Dr George Syrmalis

CEO & Director